Exhibit 10.38

LIMITED LIABILITY COMPANY AGREEMENT

among
TTcogen LLC

and
THE MEMBERS NAMED HEREIN

dated as of
May 19, 2016

THE MEMBERSHIP INTERESTS REFERRED TO IN THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO THE PROVISIONS OF SUCH AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REFERRED TO IN THIS LIMITED LIABILITY COMPANY AGREEMENT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.
THE MEMBERSHIP INTERESTS REFERRED TO IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Exhibit 10.38

TABLE OF CONTENTS

Article I Definitions	1
Section 1.01 Definitions.    1
Section 1.02 Interpretation.    11

Article II Organization	11
Section 2.01 Formation.    11
Section 2.02 Name.    11
Section 2.03 Principal Office.    12
Section 2.04 Registered Office; Registered Agent.    12
Section 2.05 Purpose; Powers.    12
Section 2.06 Term.    12

Article III Capital Contributions; Capital Accounts	12
Section 3.01 Initial Capital Contributions.    12
Section 3.02 Additional Capital Contributions.    12
Section 3.03 Maintenance of Capital Accounts.    13
Section 3.04 Succession Upon Transfer.    13
Section 3.05 Negative Capital Accounts.    13
Section 3.06 No Withdrawals From Capital Accounts.    13
Section 3.07 Treatment of Loans From Members.    14
Section 3.08 Modifications.    14

Article IV Members	14
Section 4.01 Admission of New Members    14
Section 4.02 No Personal Liability.    14
Section 4.03 No Withdrawal.    14
Section 4.04 No Interest in Company Property.    15
Section 4.05 Certification of Membership Interests    15

Article V Allocations	15
Section 5.01 Allocation of Net Income and Net Loss.    15
Section 5.02 Regulatory and Special Allocations.    16
Section 5.03 Tax Allocations.    16
Section 5.04 Allocations in Respect of Transferred Membership Interests.    17

Article VI Distributions	17
Section 6.01 Distributions of Cash Flow and Capital Proceeds.    17
Section 6.02 Tax Advances.    18
Section 6.03 Tax Withholding; Withholding Advances.    18
Section 6.04 Distributions in Kind.    20

Article VII Management	20
Section 7.01 Establishment of the Board.    20
Section 7.02 Board Composition; Vacancies.    20
Section 7.03 Meetings.    21
Section 7.04 Quorum; Manner of Acting.    22
Section 7.05 Actions Requiring Approval of Members.    22
Section 7.06 Officers    23
Section 7.07 Action Without Meeting.    23
Section 7.08 Budget    24
Section 7.09 Deadlock    24
Section 7.10 Business Opportunities    27
Section 7.11 Compensation and Reimbursement of Board; No Employment.    27
Section 7.12 Removal; Resignation.    27
Section 7.13 No Personal Liability    28

Article VIII Exculpation and Indemnification	28
Section 8.01 Exculpation of Covered Persons.    28
Section 8.02 Duties.    28
Section 8.03 Indemnification.    29
Section 8.04 Survival.    31

Article IX Transfer	31

Exhibit 10.38

Section 9.01 Restrictions on Transfer.    31
Section 9.02 Permitted Transfers.    32
Section 9.03 Right of First Refusal.    33

Article X Accounting; Tax Matters	34
Section 10.01 Financial Statements.    34
Section 10.02 Inspection Rights.    35
Section 10.03 Income Tax Status.    35
Section 10.04 Tax Matters Person.    36
Section 10.05 Tax Returns.    37
Section 10.06 Company Funds.    37

Article XI Dissolution and Liquidation	38
Section 11.01 Events of Dissolution.    38
Section 11.02 Effectiveness of Dissolution.    38
Section 11.03 Liquidation.    38
Section 11.04 Cancellation of Certificate.    40
Section 11.05 Survival of Rights, Duties and Obligations.    40
Section 11.06 Recourse for Claims.    40
Section 11.07 Dissolution Resolution.    40
Section 11.08 Termination of Breach.    41

Article XII Miscellaneous	41
Section 12.01 Expenses.    41
Section 12.02 Further Assurances.    41
Section 12.03 Confidentiality.    42
Section 12.04 Notices.    43
Section 12.05 Headings.    44
Section 12.06 Severability.    44
Section 12.07 Entire Agreement.    44
Section 12.08 Successors and Assigns.    44
Section 12.09 No Third-party Beneficiaries.    45
Section 12.10 Amendment.    45
Section 12.11 Waiver.    45
Section 12.12 Governing Law.    45
Section 12.13 Submission to Jurisdiction.    45
Section 12.14 WAIVER OF JURY TRIAL.    46
Section 12.15 Equitable Remedies.    46
Section 12.16 Attorneys' Fees.    46
Section 12.17 Remedies Cumulative.    46
Section 12.18 Dispute Resolution.    46
Section 12.19 Non-Compete; Non-Solicit.    47
Section 12.20 Counterparts.    47

Exhibit 10.38

LIMITED LIABILITY COMPANY AGREEMENT
This Limited Liability Company Agreement of TTcogen LLC, a Delaware limited liability company (the "Company"), is entered into as of May 11, 2016 by and among the Company, Tecogen Inc., a Delaware corporation ("Tecogen"), and Tedom USA Inc., a Delaware corporation ("Tedom Sub").
RECITALS
WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on May 19, 2016 (the "Certificate of Formation") for the purposes set forth in Section 2.05 of this Agreement; and
WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1
Definitions
Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:
"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and
(b)debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
"Adjusted Taxable Income" of a Member for a Fiscal Year (or portion thereof) with respect to Membership Interests held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Membership Interests (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (i) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Membership Interests that were not previously taken into account for purposes of determining such Member's Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years, and (ii) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.
"Affiliate" means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person,

Exhibit 10.38

whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.
"Agreement" means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.
"Applicable Law" means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
"Bankruptcy" means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member's assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member's inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member's creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member's consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member's assets.
"Board" has the meaning specified in Section 7.01.
"Book Depreciation" means, with respect to any Company asset for each Fiscal Year, the Company's depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).
"Book Value" means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:
a.the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;
b.immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;
c.the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:
i.the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;
ii.the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest in the Company; and
iii.the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the

Exhibit 10.38

Members unanimously determine that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;
d.the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
e.if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.
"Breach Grace Period" has the meaning set forth in Section 11.08(b).
"Budget" has the meaning set forth in Section 7.08(a).
"Business" means (a) selling certain equipment (including without limitation the products mutually agreed to between the Members pursuant to that certain side letter executed between the parties immediately following the date of the JVA) produced by Tedom that does not directly compete with Tecogen’s business; and (b) potentially conducting joint research and development to improve the existing equipment of Tecogen and Tedom.
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts or in the Czech Republic are authorized or required to close.
"Business Opportunity" has the meaning set forth in Section 7.10.
"Capital Account" has the meaning set forth in Section 3.03.
"Capital Contribution" means any Member's contribution to the capital of the Company in cash, cash equivalents, property, services rendered or a promissory note or other obligation to contribute cash and cash equivalents or property or to perform services.
"Certificate of Formation" has the meaning set forth in the Recitals.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the Preamble.
"Company Interest Rate" has the meaning set forth in Section 6.03(c).
"Company Minimum Gain" means "partnership minimum gain" as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term "Company" for the term "partnership" as the context requires.
"Confidential Information"  means any information received by one Member from another Member or the Company (or any Affiliate) and/or any information of a Member or the Company (or any Affiliate) to which a Member otherwise has access in connection with the negotiation or performance of this Agreement, in each case which is not generally known to the public, including, without limitation: (a) the names of all past, present, and prospective customers, including all records regarding products sold or supplied to them; (b) the names of all past, present and prospective employees of such Member or the Company (or any Affiliate); (c) the Company’s (or any Affiliate’s) or other Member’s past, present, and prospective systems, trade secrets, methods and procedures used in operation of such Person’s business; (d) any other oral, written electronic and/or recorded information of any Member’s or the Company’s (or any Affiliate’s) business,

Exhibit 10.38

products, financial condition, operations, assets or liabilities; (e) any documentary information that is marked “confidential”, “private”, “Secret”, “In Confidence” or “Not to be Disclosed” or with a similar marking; (f) all notes, analysis, summaries compilations, studies projections, forecasts budgets, price list or records of any Member or the Company (or any Affiliate) that is marked confidential or which by its nature is confidential; (g) all research projects, works in process, future developments, engineering, manufacturing, marketing, business plans, future products, sales, suppliers, investors and business partners; and (h) all Intellectual Property of a Member or the Company (or any Affiliate).
"Covered Person" has the meaning set forth in Section 8.01(a).
"Delaware Act" means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.
"Dispute" has the meaning set forth in Section 12.18(a).
"Distribution" means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Membership Interests; (b) any recapitalization or exchange of securities of the Company; or (c) any fees or remuneration paid to any Member in such Member's capacity as a service provider for the Company or a Subsidiary of the Company. "Distribute" when used as a verb and "Distributable" when used as an adjective shall have a correlative meaning.
"EBITDA" means with respect to any period during which EBITDA shall be calculated, the net income before interest, income taxes, depreciation and amortization of the Company for such period, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the audited annual financial statements of the Company for the most recent fiscal year end.
"Electronic Transmission" means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"Estimated Tax Amount" of a Member for a Fiscal Year means the Member's Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.
"Excess Amount" has the meaning set forth in Section 6.02(c).
"Executive Review" has the meaning set forth in Section 7.09(a).
"Fair Market Value" of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined

Exhibit 10.38

unanimously by the Members; provided, that if the Members are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of ninety (90) days), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by the Board. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company.
"Fiscal Year" means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Government Approval" means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving of notice to or registration with any Governmental Authority or any other action in respect of any Governmental Authority.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
"Grace Period" has the meaning set forth in Section 7.09(m).
"Independent Third Party" means, with respect to any Member, any Person who is not an Affiliate of such Member.
"Intellectual Property" means all intellectual property and industrial property comprising or relating to/of the following: (a) patents, patent applications (including U.S. and non-U.S. provisional applications and PCT applications), patent disclosures and inventions and discoveries which may be patentable and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names, service names and corporate names; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) trade secrets, know-how, manufacturing and production processes and techniques, and secret formulas; and (f) all other intellectual property and industrial property, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world.
"IRS" means the Internal Revenue Service.
"Joinder Agreement" means the joinder agreement in form and substance attached hereto as Exhibit A.
"JVA" has the meaning set forth in Section 2.01(b).
"Lien" means any mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.
"Liquidator" has the meaning set forth in Section 11.03(a).
"Losses" has the meaning set forth in Section 8.03(a).

Exhibit 10.38

"Manager" has the meaning set forth in Section 7.01(a).
"Managers Schedule" has the meaning set forth in Section 7.02(c).
"Member" means (a) Tecogen and Tedom Sub and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the "members" (as that term is defined in the Delaware Act) of the Company.
"Member Approval Dispute" has the meaning set forth in Section 7.09(a).
"Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.
"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
"Member Nonrecourse Deduction" means "partner nonrecourse deduction" as defined in Treasury Regulations Section 1.704-2(i), substituting the term "Member" for the term "partner" as the context requires.
"Membership Interest" means an interest in the Company owned by a Member, including such Member's right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall be as set forth on Schedule A.
"Net Income" and "Net Loss" mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:
a.     any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;
b.     any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;
c.     any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
d.     any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

Exhibit 10.38

e.     if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and
f.to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
"Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b).
"Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
"Offered Interests" has the meaning set forth in Section 9.03(a).
"Offering Member" has the meaning set forth in Section 9.03(a).
"Offering Member Notice" has the meaning set forth in Section 9.03(b).
"Officers" has the meaning set forth in Section 7.06.
"Permitted Transfer" means a Transfer of Membership Interests carried out pursuant to Section 9.02.
"Permitted Transferee" means a recipient of a Permitted Transfer.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Pro Rata Portion" means, with respect to any Purchasing Member, on the date of the Offering Member Notice, the number of Membership Interests equal to the product of (i) the total number of Offered Interests and (ii) a fraction determined by dividing (x) the number of Membership Interests owned by such Purchasing Member by (y) the total number of Membership Interests owned by all of the Purchasing Members.
"Purchasing Member" has the meaning set forth in Section 9.03(c).
"Quarterly Estimated Tax Amount" of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member's Estimated Tax Amount for such Fiscal Year over (b) all Distributions previously made during such Fiscal Year to such Member.
"Regulatory Allocations" has the meaning set forth in Section 5.02(e).
"Related Party Agreement" means any agreement, arrangement or understanding between the Company and any Member or any Affiliate of a Member or any officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Resolution Notice" means a notice served by one Member on the other in which the server offers to buy all of the other Member's Membership Interests at the price (paid in cash or) specified in the notice which may be: (a) positive and offer payment to the transferor of such Membership Interests; or (b) negative and require payment to be made by the transferor of such Membership Interests.

Exhibit 10.38

"Revised Partnership Audit Procedures" means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 11474 (together with any subsequent amendments thereto, Treasury Regulations issued thereunder, and published administrative interpretations thereof).
"ROFR Notice Period" has the meaning set forth in Section 9.03(c).
"ROFR Offer Notice" has the meaning set forth in Section 9.03(c).
 "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
"Shortfall Amount" has the meaning set forth in Section 6.02(b).
"Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other Equity Interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.
"Tax Advance" has the meaning set forth in Section 6.02(a).
"Tax Amount" of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Membership Interests.
"Tax Matters Person" has the meaning set forth in Section 10.04(a).
"Taxing Authority" has the meaning set forth in Section 6.03(b).
"Tax Rate" of a Member, for any period, means the highest marginal blended federal, state and local tax rate applicable to ordinary income, qualified dividend income or capital gains, as appropriate, for such period for a corporation subject to tax in the Commonwealth of Massachusetts taking into account for federal income tax purposes, the deductibility of state and local taxes and any applicable limitations on such deductions.
"Tecogen" has the meaning set forth in the Preamble.
"Tecogen Manager" has the meaning set forth in Section 7.02(a).
"Tedom" means Tedom a.s., a corporation incorporated under the laws of the Czech Republic.
"Tedom Sub" has the meaning set forth in the Preamble.
"Tedom Sub Manager" has the meaning set forth in Section 7.02(a).
"Territory" has the meaning ascribed to it in the JVA.
"Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. "Transfer" when used as a noun shall have a correlative meaning. "Transferor" and "Transferee" mean a Person who makes or receives a Transfer, respectively.
"Treasury Regulations" means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.
"Waived ROFR Transfer Period" has the meaning set forth in Section 9.03(d).
"Withholding Advances" has the meaning set forth in Section 6.03(b).

Exhibit 10.38

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
Organization
Section 2.01 Formation.
(c)The Company was formed on May 19, 2016, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.
(d)This Agreement shall constitute the "limited liability company agreement" (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement and that certain Joint Venture Agreement entered into in connection herewith between the Members and the other parties thereto (the "JVA"). To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement or the JVA than they would be under the Delaware Act in the absence of such provision, this Agreement and the JVA shall, to the extent permitted by the Delaware Act, control. To the extent there should be a conflict between the provisions of this Agreement and the JVA, the provisions of this Agreement shall govern.
Section 2.02 Name. The name of the Company is "TTcogen LLC" or such other name or names as may be designated by unanimous consent of the Members; provided, that the name shall always contain the words "Limited Liability Company" or the abbreviation "L.L.C." or the designation "LLC."
Section 2.03 Principal Office. The principal office of the Company is located at 45 First Avenue, Waltham, Massachusetts 02451, or such other place as may from time to time be determined by Board. The Board shall give prompt notice of any such change to each of the Members.
Section 2.04 Registered Office; Registered Agent.
(e)The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.
(f)The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Exhibit 10.38

Section 2.05 Purpose; Powers.
(g)The purposes of the Company are to engage in (i) any lawful act or activity for which limited liability companies may be formed under the Delaware Act and (ii) any and all activities necessary or incidental thereto.
(h)The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.
Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Article III
Capital Contributions; Capital Accounts
Section 3.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution and is deemed to own Membership Interests in the amounts set forth opposite such Member's name on Schedule A attached hereto. The Board shall update Schedule A upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.
Section 3.02 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company. However, a Member may make additional Capital Contributions at any time with the written consent of the other Members.
Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a "Capital Account") on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:
(i)Each Member's Capital Account shall be increased by the amount of:
(i)such Member's Capital Contributions, including such Member's initial Capital Contribution and any Additional Capital Contributions;
(ii)any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and
(iii)any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.
(j)Each Member's Capital Account shall be decreased by:
(i)the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 11.03(c);
(ii)the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and
(iii)the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
Section 3.04 Succession Upon Transfer. In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall

Exhibit 10.38

receive allocations and distributions pursuant to Article V, Article VI and Article XI in respect of such Membership Interests.
Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
Section 3.06 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.
Section 3.07 Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member's Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.
Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.
Article IV
Members
Section 4.01 Admission of New Members
(k)New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.05(c), and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of Article IX and otherwise herein, and in either case, following compliance with the provisions of Section 4.01(b).
(l)In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A of the Agreement by the Board and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.
Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.
Section 4.03 No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding

Exhibit 10.38

up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.
Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.
Section 4.05 Certification of Membership Interests
(m)The Board may, but shall not be required to, issue certificates to the Members representing the Membership Interests held by such Member.
(n)In the event that the Board shall issue certificates representing Membership Interests in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Article V
Allocations
Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.
Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:
(o)If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the "minimum gain

Exhibit 10.38

chargeback" requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(p)Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the "minimum gain chargeback" requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(q)Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.
(r)In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(s)The allocations set forth in paragraphs (a), (b), (c) and (d) above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.
Section 5.03 Tax Allocations.
(t)Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.
(u)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.
(v)If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of "Book Value", subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

Exhibit 10.38

(w)Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).
(x)Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.
Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of Article IX and otherwise contained herein, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

Article VI
Distributions
Section 6.01 Distributions of Cash Flow and Capital Proceeds.
(y)Subject to Section 6.02, distributions of available cash from profits shall be made to the Members when and in such amounts as unanimously agreed by the Members. After making all distributions required for a given Fiscal Year under Section 6.02, distributions determined to be made by the Members pursuant to this Section 6.01(a) shall be paid to the Members in accordance with their respective Membership Interests. Notwithstanding the foregoing, the Company shall not make any distribution of profit to the Members during the first twelve (12) months following the date of this Agreement. Further, the Company shall not make any distribution of profit to the Members unless and until (i) all cash or cash equivalent advances made by the Members to the Company shall have been paid back in full and (ii) all accounts payable owing to the Members shall have been paid in full, in each case unless otherwise agreed in writing between the Members.
(z)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law.
Section 6.02 Tax Advances.
(aa)Subject to any restrictions in any of the Company's then applicable debt-financing arrangements, and subject to the Board's sole discretion to retain any other amounts necessary to satisfy the Company's obligations, at least five (5) days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to Distribute cash to each Member in proportion to and to the extent of such Member's Quarterly Estimated Tax Amount for the applicable calendar quarter (each such Distribution, a "Tax Advance").
(ab)If, at any time after the final Quarterly Estimated Tax Amount has been Distributed pursuant to Section 6.02(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member's Tax Amount for such Fiscal Year (a "Shortfall Amount"), the Company shall use commercially reasonable efforts to Distribute cash in proportion to and to the extent of each Member's Shortfall Amount. The Company shall use commercially reasonable efforts to Distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year; provided, that if the Company has made Distributions other than pursuant to this Section 6.02, the Board may apply such Distributions to reduce any Shortfall Amount.

Exhibit 10.38

(ac)If the aggregate Tax Advances made to any Member pursuant to this Section 6.02 for any Fiscal Year exceed such Member's Tax Amount (an "Excess Amount"), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 6.02, except to the extent taken into account as an advance pursuant to Section 6.02(d).
(ad)Any Distributions made pursuant to this Section 6.02 shall be treated for purposes of this Agreement as advances on Distributions pursuant to Section 6.01 and shall reduce, dollar-for-dollar, the amount otherwise Distributable to such Member pursuant to Section 6.01.
Section 6.03 Tax Withholding; Withholding Advances.
(ae)Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:
(i)an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;
(ii)any certificate that the Board may reasonably request with respect to any such laws; and/or
(iii)any other form or instrument reasonably requested by the Board relating to any Member's status under such law.
If a Member fails or is unable to deliver to the Board the affidavit described in Section 6.03(a)(i), the Board may withhold amounts from such Member in accordance with Section 6.03(b).
(af)Withholding Advances. The Company is hereby authorized at all times to make payments ("Withholding Advances") with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Person based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a "Taxing Authority") with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.
(ag)Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the "Company Interest Rate"):
(i)be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member's Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or
(ii)with the consent of the Board, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member's Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).
Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays in full such Withholding Advance (and all accrued interest) by either method of repayment described above.

Exhibit 10.38

(ah)Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company's failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.03(d) and the obligations of a Member pursuant to Section 6.03(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.
(ai)Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority; provided that the Company will cooperate with such Member in applying for such refund.
Section 6.04 Distributions in Kind.
(aj)The Board is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.
(ak)Any distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article VII
Management
Section 7.01 Establishment of the Board. A board of managers of the Company (the "Board") is hereby established and shall be comprised of natural Persons (each such Person, a "Manager") who shall be appointed in accordance with the provisions of Section 7.02. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.
Section 7.02 Board Composition; Vacancies.
(al)The Company and the Members shall take such actions as may be required to ensure that the number of managers constituting the Board is at all times four (4). The Board shall be comprised as follows:
(i)two (2) individuals designated by Tecogen (the "Tecogen Managers"), who shall initially be David Garrison and Benjamin Locke; and
(ii)two (2) individuals designated by Tedom Sub (the "Tedom Sub Managers"), who shall initially be Jiri Jansa and Miloslar Kuzela;

Exhibit 10.38

At all times, the composition of any board of directors of any Subsidiary of the Company, if any, shall be the same as that of the Board.
(am)In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Manager, then the Member who appointed such Manager shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.
(an)The Board shall maintain a schedule of all Managers with their respective mailing addresses (the "Managers Schedule"), and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 7.02 or Section 7.03. A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule B.
Section 7.03 Meetings.
(ao)Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least twenty-four (24) hours prior to each such meeting.
(ap)Special Meetings. Special meetings of the Board shall be held on the call of any two Managers upon at least five days' written notice (if the meeting is to be held in person) or two (2) day's written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers; provided, however, that all Managers must be permitted to participate in special meetings by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other. Any Manager may waive such notice as to himself. Unless unanimously agreed by the Board, all special meetings must only take place between 8:00AM Massachusetts time and 3:00 PM Massachusetts time.
(aq)Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.
Section 7.04 Quorum; Manner of Acting.
(ar)Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
(as)Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.
(at)Binding Act. Each Manager shall have one vote on all matters submitted to the Board. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board; provided, however, that, notwithstanding the foregoing, no matter before the Board shall

Exhibit 10.38

become the act of the Board unless at least one (1) Tecogen Manager and one (1) Tedom Sub Manager shall have voted in favor of such matter.
Section 7.05 Actions Requiring Approval of Members. Without the unanimous written approval of all Members, the Company shall not, and shall not enter into any commitment to:
(au)Amend, modify or waive the Certificate of Formation or this Agreement; provided  that the Board may, without the consent of all of the Members, amend Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement;
(av)Make any material change to the nature of the Business as conducted by the Company or enter into any business other than the Business as conducted by the Company;
(aw)Issue additional Membership Interests or admit additional Members to the Company;
(ax)Incur any indebtedness, pledge or grant Liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person, except to the extent approved or authorized in the Budget;
(ay)Make any loan, advance or capital contribution in any Person, except to the extent approved or authorized in the Budget;
(az)Appoint or remove the Company's auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);
(ba)Enter into, amend in any material respect, waive or terminate any Related Party Agreement other than the entry into a Related Party Agreement that is on an arm's length basis and on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party;
(bb)Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or Equity Interests of any Person, other than in the ordinary course of business consistent with past practice;
(bc)Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets, other than sales of inventory in the ordinary course of business consistent with past practice;
(bd)Establish a Subsidiary or enter into any joint venture or similar business arrangement;
(be)Settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Company;
(bf)Initiate or consummate an initial public offering or make a public offering and sale of the Membership Interests or any other securities;
(bg)Make any investments in any other Person in excess of $5,000; or
(bh)Except as set forth herein, dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.
Section 7.06 Officers. The Board may appoint individuals as officers of the Company (the "Officers") as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Manager of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed

Exhibit 10.38

by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.
Section .Action Without Meeting. Section 7.07 Action Without Meeting. Notwithstanding anything herein to the contrary, any action of the Board may be taken without a meeting if either (a) a written consent of a majority of the Managers on the Board shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one (1) day before such action is taken, or (b) a written consent constituting all of the Managers on the Board shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.
Section 7.08 Budget
(a)The initial business plan and monthly and annual budgets for the Company through the Fiscal Year ending December 31 (the "Budget"), which have previously been approved by the Members, are attached hereto as Schedule C. The Budget shall include detailed capital and operating expense budgets, cash flow projections and profit and loss projections. The Board shall operate the Company in accordance with the Budget.
(b)At least forty-five (45) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending 2016), the Board shall prepare and submit to each Member proposed revisions (including any extensions thereof) to the Budget for such upcoming Fiscal Year. Not later than thirty (30) days following its receipt of the proposed revisions, the Members must, by written notice to the Board, either approve or disapprove the revised Budget. If the Members shall not have responded in writing to the proposed revisions prior to the end of such thirty (30) day period, the Members will be deemed to have approved the revised Budget. If any Member disapproves of the proposed revisions, then the Members shall use good faith efforts to agree on a revised Budget. The Board shall continue to operate the Company in accordance with the existing Budget until a revised Budget is approved by all of the Members.
Section 7.09 Deadlock
(c)If the Members are unable to agree on any of the matters described in Section 7.05 (a "Member Approval Dispute"), then one of the Members may request the other Member to submit the reasons for its position in writing and then to enter into good faith negotiations with the other Member to attempt to resolve the Member Approval Dispute for a period of sixty (60) days following such written notice. At the expiration of the sixty (60) day period, if good faith efforts have failed to resolve the Member Approval Dispute after a minimum of three (3) in person meetings between the Members, then either Member shall have the right, at any time, to make a written request to the other Member for a review of such Member Approval Dispute by the appropriate and authorized senior officer of each Member (“Executive Review”). A Member shall exercise its right to request Executive Review by providing written notice to the other Member. Such officers of each Member shall meet within thirty (30) days of the day such notice is delivered to the other Member, and shall engage in good faith efforts to resolve the Member Approval Dispute. Any such decision by the authorized officers shall be binding on the Members.
(d)If such Member Approval Dispute cannot be settled by good faith negotiation between the Members and by Executive Review within ninety (90) days of the commencement of such Executive Review, any Member may within thirty (30) days of the expiry of such ninety (90) day period (the first day is the day after the day of expiry) serve a Resolution Notice on the other. A Resolution Notice (i) may not be revoked and (ii) may not be served before the first anniversary of the date of this Agreement.
(e)The recipient of a Resolution Notice may choose to do either of the following, by serving a counter-notice within fifteen (15) days of receiving the Resolution Notice (the first day is the day after the day of receipt):

Exhibit 10.38

(i)sell all of its Membership Interest in the Company to the server of the Resolution Notice at the price specified in the Resolution Notice; or
(ii)confirm that it wishes to buy all of the Membership Interest of the server of the Resolution Notice at a price that is at least 3.0% higher than the price specified in the Deadlock Resolution Notice.
(f)If no counter-notice is served within the period of fifteen (15) days specified in Section 7.09(c), the recipient of the Resolution Notice is deemed to have accepted the offer in the Resolution Notice at the expiry of that period.
(g)If the recipient of the Resolution Notice serves a counter-notice in accordance with Section 7.09(c)(i), or is deemed to have accepted the offer under Section 7.09(d), then the Members shall be bound to buy and sell the Membership Interest (as the case may be) on the terms set out in this Section 7.09.
(h)If the recipient of the Resolution Notice serves a counter-notice in accordance with Section 7.09(c)(ii) then both the recipient of such counter-notice may choose to do either of the following, by serving a counter-notice to such immediately previous counter-notice within fifteen (15) days of receiving such immediately previous counter-notice (the first day is the day after the day of receipt):
(i)sell all of its Membership Interest in the Company to the server of such immediately previous counter-notice at the price specified in such prior counter-notice; or
(ii)confirm that it wishes to buy all of the Membership Interest of the server of the immediately previous counter-notice at a price that is at least 3.0% higher than the price specified in such immediately previous counter-notice.
The recipient of the new counter-notice described in Section 7.09(f)(ii) shall then have the right within fifteen (15) days of receiving such immediately previous counter-notice to take the actions set forth in Section 7.09(f)(i) or (ii), and such process shall continue to repeat until a recipient of a counter-notice makes the election in Section 7.09(f)(i) or does not serve any counter-notice. If no counter-notice to an immediately previous counter-notice is served within the period of fifteen (15) days specified above, the recipient of the immediately previous counter-notice is deemed to have accepted the offer in such immediately previous counter-notice at the expiry of such period. If the recipient of an immediately previous counter-notice serves a counter-notice in accordance with Section 7.09(f)(i), or is deemed to have accepted the offer pursuant to the immediately preceding sentence, then the Members shall be bound to buy and sell the Membership Interest (as the case may be) on the terms set out in this Section 7.09.
(i)For the purpose of Section 7.09(c)(ii) and Section 7.09(f)(ii), where the offer made by the server of the Resolution Notice or a counter-notice is of a negative amount requiring payment by the transferor of the Membership Interest, a higher price means either (i) a lower payment required of the transferor of the Membership Interest; or (ii) a positive amount to be paid by the server of the subsequent counter-notice, as the case may be.
(j)If both Members serve a Resolution Notice pursuant to Section 7.09(b), the Resolution Notice or a counter-notice containing the highest price shall be effective and the procedure under Section 7.09(c) shall apply.
(k)If at the end of the thirty (30) day period specified in Section 7.09(b), neither Member has served a Resolution Notice, either Member may elect by written notice served on the other Member for the Company to be wound up in accordance with Article XI.
(l)The closing of any purchase and sale of Membership Interests pursuant to this Section 7.09 shall take place sixty (60) days after the receipt of the counter-notice set forth in Section 7.09(c)(i) or 7.09(f)(i). The purchase price shall be paid at closing by wire transfer of immediately available funds to an account

Exhibit 10.38

designated in writing by the selling Member. At the closing, the selling Member shall deliver to the purchasing Member good and marketable title to its Membership Interests, free and clear of all Liens and encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the selling Member's Membership Interest by the purchasing Member.
(m)If the purchasing Member defaults in any of its material closing obligations, then the selling Member shall have the option to purchase the purchasing member's entire Membership Interest at a price that is equal to ninety percent (90%) of the purchase price payable at the closing.
(n)Notwithstanding anything contained herein to the contrary, if the Board is unable to agree on any decision for ninety (90) days, then such matter shall be determined by the Members, and this Section 7.09 shall be applicable.
(o)Notwithstanding anything contained herein, if the purchasing Member shall require additional time to raise capital in order to effectuate the purchase, such Member may, by sending written notice to the selling Member, have a minimum of three (3) months and up to six (6) months (the “Grace Period”) following the after the receipt of the counter-notice set forth in Section 7.09 to effect the closing of such purchase; provided however, that the purchasing Member shall pay to the selling Member interest at a rate of seven percent (7%) per annum on the purchase price, calculated from the first day of the Grace Period through the date on which the purchase price shall be paid in full. Such interest shall be payable on the date on which the purchase price shall be paid in full.
(p)Notwithstanding anything to the contrary contained in this Section 7.09 or otherwise in this Agreement, upon the sale by a Member of any or all of its Membership Interests to a Member or to any other Person (including but not limited to in connection with Articles IX or XI herein), such Member hereby agrees that it shall not purposefully breach or otherwise terminate, or permit any of its Affiliate's to purposefully breach or otherwise terminate, any Related Party Agreement that it or any of its Affiliates may be party to in connection with the supply of products to the Company. Any Member to breach this Section 7.09(n) shall indemnify and hold harmless the other Member for any and all Losses incurred by the non-breaching Member in connection therewith. Further, such Member hereby agrees that it shall, and shall ensure that any Affiliate party to any such Related Party Agreement, extend the term of such Related Party Agreement for a period of one year beyond the current expiration date of such Related Party Agreement.
(q)References in this Section 7.09 to Membership Interests held by a Member in the Company are to all the Membership Interests in the Company held by that Member and not to only some of those Membership Interests.
Section 7.10 Business Opportunities. If a Member, Manager or any Affiliate of a Member is offered or discovers a business opportunity in the Territory of the type and character that is consistent with the Business as conducted by the Company (a "Business Opportunity"), such Member, Manager or Affiliate shall, prior to pursuing such Business Opportunity, offer to the Company the right to pursue such Business Opportunity for the benefit of the Company, regardless of whether such Member, Manager or Affiliate believes the Company would be able (financially or otherwise) or willing to pursue such Business Opportunity. If the Company, by unanimous consent of the Members, determines not to pursue such Business Opportunity within thirty (30) days after its presentation to the Company or if the Company, does not determine, by unanimous written consent, within thirty (30) days of such presentation, to pursue such Business Opportunity, the presenting Member, Manager or Affiliate shall be free to pursue such Business Opportunity as such Member, Manager or Affiliate shall determine in its sole discretion. If the Company determines not to pursue (or does not determine to pursue) such Business Opportunity as described above and if the presenting Member or its Affiliate shall determine not to pursue such Business Opportunity for its own benefit, the presenting Member or its Affiliate shall offer to the other Member the right to pursue such Business Opportunity for such other Member's own benefit.

Exhibit 10.38

Section 7.11 Compensation and Reimbursement of Board; No Employment.
(r)No Manager shall be compensated for its services on the Board, but each Manager shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his or her duties as a Manager, pursuant to such policies as from time to time established by the Board. Nothing contained in this Section 7.11 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services. All reimbursements for expenses shall be reasonable in amount and shall not exceed amounts set forth in the Budget in the aggregate for any Fiscal Year.
(s)This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.
Section 7.12 Removal; Resignation.
(t)A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, a written request executed by all of the Members.
(u)A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board's acceptance of a resignation shall not be necessary to make it effective.
Section 7.13 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Article VIII
Exculpation and Indemnification
Section 8.01 Exculpation of Covered Persons.
(v)Covered Persons. As used herein, the term "Covered Person" shall mean (i) each Member; (ii) each officer, director, stockholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates; and (iii) each Manager, Officer, employee, agent or representative of the Company.
(w)Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or is not made in knowing violation of the provisions of this Agreement or any Applicable Law.
(x)Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person's professional or expert competence. The preceding sentence shall

Exhibit 10.38

in no way limit any Person's right to rely on information to the extent provided in § 18-406 of the Delaware Act.
Section 8.02 Duties.Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall give adequate consideration to any interest of or factors affecting the Company. Any action taken or omitted to be taken by any Covered Person shall be done so with the reasonable belief that such actions or omissions are in, or not opposed to, the best interests of the Company.
Section 8.03 Indemnification.
(y)Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, "Losses") to which such Covered Person may become subject by reason of:
(i)any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or
(ii)such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;
provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement or any Applicable Law, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement or any Applicable Law.
(z)Control of Defense. Upon a Covered Person's discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 8.03, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of

Exhibit 10.38

its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).
(aa)Reimbursement. Subject to Section 8.03(b) above, the Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.
(ab)Entitlement to Indemnity. The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.
(ac)Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the Board may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.
(ad)Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof.
(ae)Savings Clause. If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.
(af)Amendment. The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to

Exhibit 10.38

such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.
Section 8.04 Survival. The provisions of this Article VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

Article IX
Transfer
Section 9.01 Restrictions on Transfer.
(ag)Except as otherwise provided in this Article IX or in Section 7.09, no Member shall Transfer all or any portion of its Membership Interest in the Company without the written consent of the other Member (which consent may be granted or withheld in the sole discretion of the other Member). No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.
(ah)Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:
(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;
(ii)if such Transfer or issuance would cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);
(iii)if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Delaware Act;
(iv)if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;
(v)if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;
(vi)if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or
(vii)if such Transfer or issuance would cause the assets of the Company to be deemed "Plan Assets" as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.
(ai)Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.
(aj)For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal

Exhibit 10.38

of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.
Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by any Member of all of its Membership Interest to an Affiliate organized under the laws of the United States; provided that such Member shall remain responsible for the performance of this Agreement by such Affiliate; and provided, further, that such Affiliate shall become party to the JVA simultaneously with such Transfer. Notwithstanding anything contained in this Article IX or otherwise herein, (i) no Member shall be entitled to Transfer any or all of its Membership Interests for any reason until the date which is one (1) year following the date of this Agreement and (ii) no Transfer shall be permitted hereunder except to the extent the Member intending to Transfer any or all of its Membership Interests shall deliver to the Company an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer shall not violate Section 9.01(b).
Section 9.03 Right of First Refusal.
(ak)Right of First Refusal. At any time, and subject to the terms and conditions specified in this Section 9.03, each Member shall have a right of first refusal if any other Member (the "Offering Member"), receives an offer from an Independent Third Party that the Offering Member desires to accept to purchase all or any portion of the Membership Interests owned by the Offering Member (the "Offered Interests"). Each time the Offering Member receives an offer for any of its Membership Interests, the Offering Member shall first make an offering of the Offered Interests to the other Members in accordance with the following provisions of this Section 9.03 prior to Transferring such Offered Interests to the Independent Third Party (other than Transfers that are permitted by Section 9.02).
(al)Offer Notice.
(i)The Offering Member shall, within five (5) Business Days of receipt of the offer from the Independent Third Party, give written notice (the "Offering Member Notice") to the Company and the other Members stating that it has received a bona fide offer from an Independent Third Party and specifying: (w) the number of Offered Interests to be sold by the Offering Member; (x) the name of the person or entity who has offered to purchase such Offered Interests; (y) the purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (z) the proposed date, time and location of the closing of the Transfer, which shall not be less than sixty (60) Business Days from the date of the Offering Member Notice.
(ii)The Offering Member Notice shall constitute the Offering Member's offer to Transfer the Offered Interests to the other Members, which offer shall be irrevocable until the end of the ROFR Notice Period.
(iii)By delivering the Offering Member Notice, the Offering Member represents and warrants to the Company and each other Member that: (x) the Offering Member has full right, title and interest in and to the Offered Interests; (y) the Offering Member has all the necessary power and authority and has taken all necessary action to sell such Offered Interests as contemplated by this Section 9.03; and (z) the Offered Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.
(am)Exercise of Right of First Refusal.
(i)Upon receipt of the Offering Member Notice, each Member shall have thirty (30) Business Days (the "ROFR Notice Period") to elect to purchase all (and not less than all) of the Offered Interests by delivering a written notice (a "ROFR Offer Notice") to the Offering Member and the Company stating that it offers to purchase such Offered Interests on the terms specified in the Offering Member Notice; provided, however, that notwithstanding anything contained in the Offering Member Notice, such Member

Exhibit 10.38

shall have at least ninety (90) Business Days from the date of the ROFR Offer Notice to consummate such purchase. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the applicable Member. If more than one Member delivers a ROFR Offer Notice, each such Member (the "Purchasing Member") shall be allocated its Pro Rata Portion of the Offered Interests, unless otherwise agreed by such Members.
(ii)Each Member that does not deliver a ROFR Offer Notice during the ROFR Notice Period shall be deemed to have waived all of such Member's rights to purchase the Offered Interests under this Section 9.03, and the Offering Member shall thereafter, subject to the rights of any Purchasing Member, be free to sell the Offered Interests to the Independent Third Party specified in the Offer Notice without any further obligation to such Member pursuant to this Section 9.03.
(an)Consummation of Sale. If no Member delivers a ROFR Notice in accordance with Section 9.03(c), the Offering Member may, during the thirty (30) Business Day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed forty-five (45) Business Days, solely to the extent reasonably necessary to obtain any Government Approvals) (the "Waived ROFR Transfer Period"), Transfer all of the Offered Interests to the Independent Third Party on terms and conditions no more favorable to the Independent Third Party than those set forth in the Offering Member Notice and each Member and Manager shall take all reasonably necessary actions to allow the Offering Member to effectuate such Transfer. If the Offering Member does not Transfer the Offered Interests within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Interests shall not be Transferred to the Independent Third Party unless the Offering Member sends a new Offering Member Notice in accordance with, and otherwise complies with, this Section 9.03.
(ao)Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 9.03 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
(ap)Closing. At the closing of any sale and purchase pursuant to this Section 9.03, the Offering Member shall deliver to the Purchasing Member(s) certificate or certificates representing the Offered Interests to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefore from such Purchasing Member(s) by certified or official bank check or by wire transfer of immediately available funds.

Article X
Accounting; Tax Matters
Section 10.01 Financial Statements. The Company shall furnish to each Member the following reports:
(aq)Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby.

Exhibit 10.38

(ar)Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.
(as)Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).
Section 10.02 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford each Member and its Representatives access during normal business hours to (i) the Company's properties, offices, plants and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof; and (iii) any officers, senior employees and public accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Member and its Representatives such affairs, finances and accounts).
Section 10.03 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.
Section 10.04 Tax Matters Person.
(at)Appointment. (i) An eligible Member or other eligible Person designated by the Board shall act as the Company’s ”tax matters partner” for U.S. federal income tax purposes (as such term is defined in Code Section 6231) and, to the extent applicable, the Company’s “partnership representative” for U.S. federal income tax purposes for any taxable period subject to the provisions of Section 6223 of the Code, as amended by the Revised Partnership Audit Procedures (the tax matters partner and the partnership representative are collectively referred to as the “Tax Matters Person”. The Members hereby appoint David Garrison as the Tax Matters Person. For any year that the Company meets the definition of a small partnership in Code Section 6231(a)(1)(B)(i), the Tax Matters Person shall elect to apply the TEFRA audit rules of Code Sections 6221 through 6234.
(ii)    Notwithstanding anything to the contrary contained herein, for taxable years beginning on or after January 1, 2018, the Tax Matters Person shall be the “partnership representative” of the Company within the meaning of Section 6223 of the Code. If the Board determines in good faith that the Company will not make the election under Section 6226 of the Code with respect to any taxable year of the Company, then the Company shall make any payments of assessed amounts under Section 6221(a) of the Code to the

Exhibit 10.38

Internal Revenue Service (the “IRS”) and shall allocate any such assessment among the current or former Members of the Company for the “reviewed year” to which the assessment relates in a manner that reflects the current or former Member’s respective interests in the Company for the reviewed year based on each such current or former Member’s share of such assessment as would have occurred if the Company had amended the tax returns for such reviewed year and each such current or former Member incurred the assessment directly (using the tax rates applicable to the Company under Section 6225 of the Code). In addition, if the Company does not make the election under Section 6226 of the Code, then, to the extent that the Company is assessed amounts under Section 6221(a) of the Code, each current or former Member to which this assessment relates shall pay to the Company such current or former Member’s share of the assessed amounts, as determined pursuant to the preceding sentence, including such current or former Member’s share of any accrued interest and penalties assessed against the Company relating to such current or former Member’s share of the assessment, upon thirty (30) days written notice from the Tax Matters Person requesting the payment. All Code sections referred to in this Section 10.04(a)(ii) are as promulgated under the Revised Partnership Audit Procedures (as such provisions may be amended).
(au)Tax Examinations and Audits. The Tax Matters Person is authorized and required to represent the Company (at the Company's expense but without being entitled to a fee for acting as such) in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Person shall promptly notify the Members if any tax return of the Company is audited or if any adjustments are proposed by any Taxing Authority, and shall take such action as is necessary to cause each other Member to become a notice partner within the meaning of Section 6231(a)(8) of the Code. In addition, the Tax Matters Person shall give prompt notice to each Member of any and all notices it receives from the IRS concerning the Company, whether in its capacity as “partnership representative” or "tax matters partner" (other than any notices that have previously been provided by the IRS to such Member directly), including any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a thirty (30) day appeal letter and any notice of a deficiency in tax concerning the Company’s federal income tax return. The Tax Matters Person shall furnish each Member periodically with status reports regarding any negotiations between the IRS and the Company and shall allow a Member an opportunity to participate in any administrative and judicial proceedings. Without the consent of the other Members, the Tax Matters Person shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.
(av)Income Tax Elections. The Tax Matters Person will make an election under Section 754 of the Code, if requested in writing by another Member. Except as otherwise provided herein, all determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Person; provided, that any determination that would benefit the Tax Matters Person to the detriment of another Member shall require the consent of the other Member.
(aw)Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return.
(ax)Resignation. The Tax Matters Person may resign at any time if there is another Member to act as the Tax Matters Person.
Section 10.05 Tax Returns. At the expense of the Company, the Board (or any Officer that the Board may designate pursuant to Section 7.06) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other

Exhibit 10.38

required tax returns in each jurisdiction in which the Company own property or do business. The Board shall provide each Member, for its review and comment, copies of all tax returns prior to the filing thereof. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year.
Section 10.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

Article XI
Dissolution and Liquidation
Section 11.01 Events of Dissolution. Subject to Section 11.07 and Section 11.08 below, the Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:
(ay)The unanimous determination of the Members to dissolve the Company;
(az)The Bankruptcy of a Member, unless within ninety (90) days after the occurrence of such Bankruptcy, the other Member agrees in writing to continue the business of the Company;
(ba)At the election of a Member in the event of an incurable breach by the other Member of a material covenant, duty or obligation under this Agreement, or such a breach which if capable of being cured, remains uncured for sixty (60) days after written notice thereof;
(bb)The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or
(bc)Termination of the JVA.
The Members agree that irreparable damage would occur if any Member should bring an action for judicial dissolution of the Company. Accordingly each Member hereby waives and renounces such Member’s right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.
Section 11.02 Effectiveness of Dissolution. Subject to Section 11.07 and Section 11.08 below, dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Certificate of Formation shall have been cancelled as provided in Section 11.04.
Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall, subject to the provision governing the return of contributed assets set forth in Section 11.03(c)(iii) below, be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:
(bd)Liquidator. The Board shall act as liquidator to wind up the Company (the "Liquidator"), unless the Company is being dissolved pursuant to Section 11.01(b) or Section 11.01(c) based on the Bankruptcy or a breach by a Member, in which case the Liquidator shall be the non-breaching Member. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

Exhibit 10.38

(be)Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(bf)Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:
(i)First, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);
(ii)Second, to the establishment of and additions to reserves that are determined by the Board to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and
(iii)Third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.
Notwithstanding the foregoing, each Member's Capital Contributions consisting of assets other than cash shall be Transferred back to such contributing Member prior to the distribution of proceeds pursuant to Section 11.03(c)(iii), to the extent permitted by Applicable Law.
(bg)Intellectual Property Assets. The Liquidator and each Member shall take such actions so that any Intellectual Property that is jointly invented by the Members during the term of this Agreement is jointly owned by such Members that jointly invented such Intellectual Property upon such terms and conditions as the Members shall mutually agree.
(bh)Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company (other than the assets as described in the last paragraph of such Section 11.03(c)), but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value; provided that Liquidator shall use commercially reasonable efforts to maximize the sales price in connection with such liquidation of the Company's assets.
Section 11.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.
Section 11.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may

Exhibit 10.38

accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Covered Person's right to indemnification pursuant to Section 8.03.
Section 11.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.
Section 11.07 Dissolution Resolution. In the event of the occurrence of any of the events listed in Sections 11.01(b) or (e) (if termination of the JVA is not for breach) above, prior to dissolution of the Company, any Member shall be entitled to serve a Resolution Notice on the other Members in accordance with Section 7.09 within fifteen (15) days of the occurrence of any such event as set forth herein.
(bi)If a Member wishes to exercise the rights set forth in this Section 11.07, such Member shall deliver to the other Member a Resolution Notice. A Resolution Notice may not be revoked. Upon the delivery of a Resolution Notice, Sections 7.09(c) through (k), (m) and (n) shall be applicable to the Members under this Section 11.07, mutatis mutandis.
(bj)If at the end of the fifteen (15) day period commencing with the date of the occurrence of any of the events specified in Sections 11.01(b)or (e) (if termination of the JVA is not for breach) neither Member has served a Resolution Notice, either party may elect by written notice served on the other party for the Company to be wound up in accordance with this Article XI.
(bk)References in this Section 11.07 to Membership Interests held by a Member in the Company are to all the Membership Interests in the Company held by that Member and not to only some of those Membership Interests.
Section 11.08 Termination of Breach. (a) In the event of the occurrence of an event listed in Section 11.01(c) or (e) (if termination of the JVA is for breach), then prior to the dissolution of the Company, the non-breaching Member shall have thirty (30) days to elect by written notice to the other Member to buy the breaching Member's Membership Interest at a price equal to (i) three and half (3.5) multiplied by (ii) EBITDA of the Company, as calculated for the most recent fiscal year prior to the date of such termination, as derived from the audited financial statements of the Company.
(bl)The closing of any purchase and sale of Membership Interests pursuant to this Section 11.08 shall take place sixty (60) days after the receipt of the non-breaching Member's written notice election under Section 11.08(a); provided however, that if the non-breaching Member shall require additional time to raise capital in order to effectuate the purchase, the non-breaching Member may, by sending written notice to the selling Member, have a minimum of three (3) months and up to six (6) months (the "Breach Grace Period") following the receipt of the non-breaching Member’s written notice election under Section 11.08(a) to effect the closing of such purchase; provided however, that the purchasing Member shall pay to the selling Member interest at a rate of seven percent (7%) per annum on the purchase price, calculated from the first day of the Breach Grace Period through the date on which the purchase price shall be paid in full. Such interest shall be payable on the date on which the purchase price shall be paid in full.. The purchase price shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the selling Member. At the closing, the selling Member shall deliver to the purchasing Member good and marketable title to its Membership Interests, free and clear of all Liens and encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the selling Member's Membership Interest by the purchasing Member.

Exhibit 10.38

Article XII
Miscellaneous
Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that Tecogen shall initially bear the U.S. legal fees incurred in connection with the creation of the Company, this Agreement and the JVA, and shall be reimbursed by the Company for up to $50,000 of such fees within five (5) days of the date on which the Company shall have received funding in excess of an aggregate amount of $50,000 by any one or more Persons (whether in a single transaction or multiple transactions between the Company and one or more related or unrelated parties).
Section 12.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 12.03 Confidentiality.
(a)Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted Confidential Information belonging to the Company and its Affiliates, and to the other Members. In addition, each Member acknowledges that: (i) the parties have invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the parties would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company or in carrying out this Agreement or the JVA) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.
(b)Nothing contained in Section 12.03(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member's Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.03 as if a Member or are otherwise bound to professional ethical obligations of confidentiality; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 12.03 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

Exhibit 10.38

(c)The restrictions of Section 12.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.
(d)The obligations of each Member under this Section 12.03 shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member's Transfer of its Membership Interests.
Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

If to the Company:	45 First Avenue, Waltham, MA 02451 E-mail: [*] Attention: Managing Director
with a copy to:	Outside GC LLC Facsimile: E-mail: [*] Attention: Kristen Kreuder
If to Tecogen:	45 First Avenue, Waltham, MA 02451 E-mail: [*] Attention:David Garrison, CFO
with a copy to:	45 First Avenue, Waltham, MA 02451 E-mail: [*] Attorney Name:Michael Rispin

Exhibit 10.38

If to Tedom Sub:	c/o Tedom Výčapy 195 674 01 Třebíč Czech Republic E-mail: [*] Attention: Josef Jelecek
with a copy to:	Dentons Europe CS LLP Platnéøská 4 110 00 Praha 1, Czech Republic E-mail: [*] Attention:Daniel Hurych
Section 12.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.
Section 12.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 12.07 Entire Agreement. This Agreement, together with the Certificate of Formation, the JVA and all related Exhibits and Schedules hereto and thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
Section 12.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 12.09 No Third-party Beneficiaries. Except as provided in Article VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns)

Exhibit 10.38

and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by all of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.
Section 12.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 12.14 hereof.
Section 12.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
Section 12.13 Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in any United States federal court or state court located in the Commonwealth of Massachusetts in the City of Boston and County of Suffolk, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the Commonwealth of Massachusetts. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action or other proceeding brought in any such court.
Section 12.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of

Exhibit 10.38

such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 12.16 Attorneys' Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.
Section 12.17 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
Section 12.18 Dispute Resolution.
(a)Except as set forth in Section 7.09, if a good faith dispute exists between the Members with respect to a material matter under this Agreement (each, a “Dispute”), one of the disputing Members may request the other Member to submit the reasons for its position in writing and then to enter into good faith negotiations to attempt to resolve such Dispute for a period of thirty (30) days following such written notice. Any Member shall have the right, at any time after good faith efforts have failed to resolve a Dispute after a minimum of three (3) in person meetings between the Members, to make a written request of the other Member for an Executive Review. A Member shall exercise its right to request Executive Review by providing written notice to the other disputing Member. An authorized officer of each Member shall meet within thirty days of the day such notice is delivered to the other Member, and shall engage in good faith efforts to resolve the Dispute. Any such decision by the authorized officers shall be binding on the Members.
(b)If such Dispute cannot be settled by good faith negotiation between the Members and by Executive Review within thirty (30) days of the commencement of such review, the Dispute will be finally resolved by arbitration in Boston, Massachusetts in accordance with the American Arbitration Association Commercial Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual written agreement of the Members, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
Section 12.19 Non-Compete; Non-Solicit.
(a)Non-compete, including Non-solicit of Customers.
(i)Each of Tedom Sub and Tecogen hereby agrees to be bound by the non-compete provisions (including all exceptions and exemptions therein) set forth in Sections 3.17 and 4.8 of the JVA, respectively, as if making such covenants for itself hereunder.
(ii)Sections 3.17 and 4.8 of the JVA are hereby incorporated into this Agreement by reference and shall be enforceable hereunder as if set forth herein.
(b)Non-solicit of Employees.
(i)Each of Tedom Sub and Tecogen hereby agrees to be bound by the non-solicitation provisions set forth in Section 7.3 of the JVA as if making such covenants for itself hereunder.
(ii)Section 7.3 of the JVA is hereby incorporated into this Agreement by reference and shall be enforceable hereunder as if set forth herein.
(c)Blue Pencil. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 12.19, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of

Exhibit 10.38

severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 12.19 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.
Section 12.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.38

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: TTcogen LLC
By:_____________________ Name: Title:

The Members: TECOGEN INC.
By:_____________________ Name: Title:
TEDOM USA INC.
By:_____________________ Name: Title: